NYSE American Notifies Houston American Energy Corp. About

Low Share Price Continued Listing Deficiency

HOUSTON, TX – October 22, 2019 – Houston American Energy Corp. (NYSE American: HUSA) (the “Company”) today announced that on October 17, 2019, it received a deficiency letter (“Letter”) from the NYSE American LLC (the “NYSE American”) stock exchange indicating that, pursuant to Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”), the Company’s common stock has been selling for a low price per share for a substantial period of time. Accordingly, the Letter states that the Company must demonstrate sustained share price improvement or effect a reverse stock split of its common stock by no later than April 16, 2020, in order to maintain the listing of the Company’s common stock on the NYSE American.

The Company will consider options that are in the best interests of the Company and its stockholders, with respect to specific measures regarding the continued listing of the Company’s common stock on the NYSE American. If the Company is unable to regain compliance, the NYSE American will initiate procedures to suspend and delist the Company’s common stock. In the interim, the Company’s common stock continues to be listed on the NYSE American, under the trading symbol “HUSA”, subject to the Company’s compliance with other continued listing requirements and subject to the procedures and requirements of Section 1009 of the Company Guide. The NYSE American will add the designation of “.BC” to indicate that the Company is below compliance with the listing standards set forth in the Company Guide. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.